Exhibit 10.9

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into by and between ULTRA PETROLEUM CORP., a Yukon corporation (“Ultra”), and GARLAND R. SHAW, the undersigned executive officer of Ultra (“Executive”).

WHEREAS,	Executive is appointed and currently serves Ultra in the capacities listed on Schedule 1 attached hereto;
WHEREAS,

Executive is appointed and also currently serves certain of Ultra’s direct and indirect wholly-owned subsidiaries (collectively, the “Subsidiaries”) in the capacities listed on Schedule 1 attached hereto;

WHEREAS,	Executive is currently employed by Ultra Resources, Inc. (“Ultra Resources”);
WHEREAS,

Ultra desires that Executive continue to be employed by Ultra Resources and to serve Ultra and the Subsidiaries in the officer capacities referenced in the foregoing recitals (collectively, the “Officer Capacities”), and Executive desires to continue to serve Ultra and the Subsidiaries in the Officer Capacities and to continue to be employed by Ultra Resources, all on the terms set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Employment; Appointments. While this Agreement is in effect:
(a)	Ultra agrees to:
(i)	cause Ultra Resources to continue to employ Executive;
(ii)

maintain or augment (but not diminish), and to cause the Subsidiaries to maintain or augment (but not diminish), the appointment of Executive to the Officer Capacities for Ultra and the Subsidiaries; and

(b)

Executive agrees to continue to be employed by Ultra Resources and to continue to serve Ultra and the Subsidiaries in the Officer Capacities, as such capacities may be augmented (but not diminished) pursuant thereto.

2.	Effective Date; Employment Period.
(a)	This Agreement is effective as of November 6, 2017 (the “Effective Date”).
(b)	The employment period under this Agreement begins on the Effective Date and shall continue until April 30, 2020 (the "Employment Period").
(c)

If, prior to the end of the Employment Period, Ultra and Executive enter into a new agreement or an amendment to this Agreement that extends the Employment Period (an “Extension”), then the terms and conditions set forth in such Extension shall thereafter apply to and govern the relationship between Ultra and Executive.

(d)

If Ultra and Executive do not enter into an Extension prior to the end of the Employment Period and Executive’s employment has not otherwise terminated pursuant to the terms hereof, then: (i) Executive’s employment will terminate on the last day of the Employment Period; and (ii) the terms and conditions of Section 5(a)(ix) hereof shall apply for purposes of determining the respective rights and obligations of Ultra and Executive with respect to such termination.

(e)

Nothing herein requires or prohibits Ultra and Executive from entering into an Extension or any other modification or amendment hereto or from entering into any new employment agreement after the end of the Employment Period.

3.	Positions and Duties. While this Agreement is in effect:
(a)	Executive shall report to the supervising officer identified on Schedule 1 attached hereto (“Supervisor”).
(b)	Executive shall be an employee of Ultra Resources.
(c)	Executive shall serve Ultra and the Subsidiaries in the Officer Capacities.
(d)

Executive agrees to devote his full business time and attention to the business and affairs of Ultra; provided, however, that Executive may also manage his personal, financial, and legal affairs and engage in other professional, charitable or community activities so long as such other activities do not conflict with Ultra’s interests, interfere with Executive’s duties and responsibilities to Ultra or the Subsidiaries, or violate any of Executive’s duties and obligations hereunder.

(e)

Executive agrees to comply with and, where applicable, enforce the policies of Ultra and of the Subsidiaries, including, without limitation, such policies with respect to legal compliance, conflicts of interest, confidentiality, professional conduct and business ethics as are from time to time in effect. Executive shall cooperate with any investigation or inquiry authorized by the Board or conducted by a governmental authority related to the business of Ultra or any of the Subsidiaries or Executive’s performance under this Agreement.

4.	Compensation and Reimbursements. While this Agreement is in effect:
(a)	Base Salary.
(i)

Ultra agrees to pay Executive a base salary (as adjusted pursuant to the terms hereof, the “Base Salary”). Beginning on the Effective Date, the Base Salary shall be at the annualized rate set forth on Schedule 1 attached hereto, shall be payable in U.S. dollars, and shall be payable in regular installments consistent with Ultra’s general payroll practices.

(ii)

Executive’s Base Salary will be reviewed at least annually by the Compensation Committee of the Board of Directors of Ultra Petroleum Corp. (the “Committee”) and Chief Executive Officer (“CEO”) and may be increased (but not decreased) based on the then-current market conditions for executives holding the same or equivalent positions with companies of comparable size, nature, and scope to Ultra.

(b)	Incentive Compensation (Cash).
(i)

Ultra agrees to pay, and Executive shall be eligible to receive, cash incentive compensation (any such compensation, a “Cash Incentive”) pursuant to short-term incentive programs for Ultra established by the Compensation Committee (each such program, an “AIP”). Each AIP is expected to be for a one-year performance period and is expected to establish reasonable performance targets and goals that reflect and take into account Ultra’s shorter-term corporate objectives.

(ii)	Executive’s target Cash Incentive shall be equal to the percentage of Base Salary set forth on Schedule 1 attached hereto (as adjusted pursuant to the terms hereof, the “Target AIP Amount”).
(iii)

Executive’s Target AIP Amount will be reviewed at least annually by the Committee and the CEO and may be increased (but not decreased) based on the then-current market conditions for executives holding the same or equivalent positions with companies of comparable size, nature, and scope to Ultra.

(iv)

During the first quarter after the end of the performance period applicable to an AIP, the Committee will evaluate Ultra’s performance compared to the performance targets and goals in the then-applicable AIP and determine the aggregate amount that should be paid to participants in such AIP. Thereafter, the CEO and Ultra’s Director of Human Resources (the “HR Director”) shall determine, taking into account Executive’s performance, the amount of any AIP payout to Executive, which may be between 0% and 200% of Executive’s Target AIP Amount, and cause Ultra Resources to pay the applicable Cash Incentive, if any, to Executive.

(v)	An AIP for fiscal year 2017 has been established prior to the Effective Date, and Executive shall participate in it as though this Agreement were in place at the time it was established.
(vi)

Ultra and Executive expect an AIP to be established during the first quarter of 2018 and any other years while this Agreement or any Extension is in effect. Ultra and Executive agree that if an AIP is not established during the first quarter of any of such years, then the Compensation Committee will consider establishing an alternative incentive compensation program, which may provide for the payment of compensation in cash, appropriate for the then-applicable conditions at Ultra and in the oil and gas industry at such time.

(vii)	Executive must be employed by Ultra on the date a Cash Incentive is to be paid in order to receive the payment.
(c)	Incentive Compensation (Equity).
(i)

Ultra agrees to pay, and Executive shall be eligible to receive, incentive compensation payable in common shares or other equity interests in Ultra Petroleum Corp. (any such compensation, an “Equity Incentive”) pursuant to long-term incentive programs for Ultra established by the Compensation

Committee (each such program, an “LTIP”). Each LTIP is expected to be for a three-year performance period and is expected to establish reasonable performance targets and goals that reflect and take into account Ultra’s longer-term corporate objectives.

(ii)	Executive’s target Equity Incentive shall be equal to the percentage of Base Salary set forth on Schedule 1 attached hereto (as adjusted pursuant to the terms hereof (the “Target LTIP Amount”).
(iii)

Executive's Target LTIP Amount will be reviewed at least annually by the Committee and the CEO and may be increased (but not decreased) based on the then-current market conditions for executives holding the same or equivalent positions with companies of comparable size, nature, and scope to Ultra.

(iv)

During the first quarter following the end of the performance period applicable to an LTIP, the Committee will evaluate Ultra’s performance compared to the performance targets and goals in the then-applicable LTIP and determine the aggregate amount of equity distributions that should be paid to participants in such LTIP. Thereafter, the CEO and the HR Director shall determine, taking into account Executive’s performance, the amount of any LTIP payout to Executive, which may be between 0% and 200% of Executive’s Target LTIP Amount, and cause Ultra to pay Executive, on Ultra Resources’ behalf, the applicable Equity Incentive, if any.

(v)

Ultra and Executive expect an LTIP to be established during the first quarter of 2018 and any other years while this Agreement or any Extension is in effect, and Ultra and Executive agree that if an LTIP is not established during the first quarter of any of such years, then the Compensation Committee will consider establishing an alternative incentive compensation program, which may provide for the payment of compensation in cash, appropriate for the then-applicable conditions at Ultra and in the oil and gas industry at such time.

(vi)

On April 12, 2017, Ultra and Executive entered into a Restricted Stock Unit Agreement pursuant to the Ultra Petroleum 2017 Stock Incentive Plan (the “Emergence Agreement”), pursuant to which an award of restricted stock units for common shares of Ultra was granted to Executive. The award granted to Executive pursuant to the Emergence Agreement shall be an “Equity Incentive” as that term is used herein, and the Emergence Agreement will continue in full force and effect from and after the execution and delivery of this Agreement as though it were made during the Employment Period.

(vii)	Executive must be employed by Ultra on the date an Equity Incentive is to be paid in order to receive the payment.
(d)	Employee Benefits and Insurance.
(i)

Executive is entitled to participate in and receive full rights and benefits available under all of the following, to the extent existing on the Effective Date or enacted or implemented after the Effective Date: life insurance; disability insurance; directors and officers liability insurance; health and accident plans, including medical, dental and vision plans; 401(k) plan; and any other welfare, fringe or employee benefits plans or programs implemented by Ultra or any of the Subsidiaries.
(ii)	Ultra is not required to have or maintain any employee benefit programs or insurance, and Ultra may modify any employee benefit programs or insurance applicable to Executive.
(e)

Vacation. Executive shall be entitled to paid vacation as specified on Schedule 1 attached hereto, such vacation to be taken in accordance with Ultra’s vacation policy; provided, however, Executive’s vacations shall be taken at times that are consistent with Ultra’s reasonable business needs; and, provided further, that Executive agrees not to take vacation for more than ten (10) consecutive business days at any given time without prior consent from Executive’s Supervisor.

(f)

Business Expenses – Reimbursement. Ultra shall reimburse Executive for all reasonable business expenses incurred during the performance of Executive’s duties hereunder to the extent consistent with its written policies in effect from time to time, including with respect to the reporting and documentation of such expenses.

5.	Termination of Employment. While this Agreement is in effect:
(a)

Ultra may terminate Executive’s employment at any time and for whatever reason, and Executive may resign Executive’s employment at any time and for whatever reason. The remaining clauses of this Section 5(a) set forth and shall determine the respective rights and obligations of Ultra and Executive arising upon and resulting from any such termination or resignation. The definitions of certain capitalized terms used in this Section 5 are set forth in Section 5(b).

(i)	Termination by Ultra: For “Cause.”
(A)

If Cause exists, then Ultra may terminate Executive’s employment for Cause; provided that if Ultra elects to terminate Executive’s employment for Cause, then Ultra shall provide written notice to Executive specifying that Ultra is terminating Executive’s employment for Cause, providing a reasonable description of the basis therefor, and specifying the effective date of such termination, which may be immediate.

(B)

If Executive’s employment is terminated for Cause, then Ultra shall pay Executive any Accrued Obligations as of the Termination Date but shall have no other obligation to pay or provide Executive any severance or benefits, and Executive shall have no right to any other payments, severance or other benefits.

(ii)	Termination by Ultra: Without “Cause.”
(A)

Ultra may terminate Executive’s employment without Cause; provided that if Ultra elects to terminate Executive’s employment without Cause, then Ultra shall provide written notice to Executive specifying that Ultra is terminating Executive’s employment without Cause and specifying the effective date of such termination, which may be immediate.

(B)

If Executive’s employment is terminated without Cause, then Ultra shall provide the Severance Benefits to Executive and shall also pay Executive the sum of (x) any Accrued Obligations as of the Termination Date and (y) the applicable Severance Payment, but Ultra shall have no obligation to pay Executive any other severance or benefits, and Executive shall be entitled to receive the Severance Benefits as well as payment of the Accrued Obligations and the applicable Severance Payment, but Executive shall have no right to any other payments, severance or benefits.

(iii)	Termination by Ultra: Change in Control.
(A)

Ultra may terminate Executive’s employment following, upon, or in anticipation of a Change in Control; provided that if Ultra elects to do so, then Ultra shall provide written notice to Executive specifying that Ultra is terminating Executive’s employment following, upon, or in anticipation of a Change in Control, as applicable, and specifying the effective date of such termination, which may be immediate.

(B)

If Ultra terminates Executive’s employment following, upon, or in anticipation of a Change in Control, then Ultra shall provide the Severance Benefits to Executive and shall also pay Executive the sum of (x) any Accrued Obligations as of the Termination Date and (y) the applicable Severance Payment, but shall have no other obligation to pay Executive any other severance or benefits, and Executive shall be entitled to receive the Severance Benefits as well as payment of the Accrued Obligations and the applicable Severance Payment, but Executive shall have no right to any other payments, severance or benefits.

(C)	For this Section 5(a)(iii) to apply to a termination hereunder, the applicable Termination Date must occur on or before the second anniversary of the applicable Change in Control.
(D)	As used in this Section 5(a)(iii), the term “Ultra” includes any successor to Ultra following any such Change in Control.
(iv)	Resignation by Executive: With “Good Reason.”
(A)

Executive may resign Executive’s employment with Ultra with Good Reason; provided that if Executive elects to resign Executive’s employment with Good Reason, then Executive shall provide written notice to Ultra specifying that Executive is resigning with Good Reason.

(B)

If Executive resigns with Good Reason, then Ultra shall provide the Severance Benefits to Executive and shall pay Executive the sum of (x) any Accrued Obligations as of the Termination Date and (y) the applicable Severance Payment, but shall have no obligation to pay Executive any other severance or benefits, and Executive shall be entitled to receive the Severance Benefits as well as payment of the

Accrued Obligations and the applicable Severance Payment, but Executive shall have no right to any other payments, severance or benefits.
(C)	For this Section 5(a)(iv) to apply to a resignation hereunder, the applicable Termination Date must occur on or before the second anniversary of the event constituting Good Reason.
(v)	Resignation by Executive: Without Good Reason.
(A)

Executive may resign Executive’s employment without Good Reason; provided that if Executive elects to resign without Good Reason, then Executive shall provide written notice to Ultra specifying that Executive is resigning without Good Reason and specifying the effective date thereof, which may be immediate.

(B)

If Executive resigns Executive's employment without Good Reason, then Ultra shall provide the Severance Benefits to Executive and shall also pay Executive the Accrued Obligations as of the Termination Date but shall have no other obligation to pay or provide Executive any severance or benefits, and Executive shall have no right to receive any other payments, severance or other benefits.

(vi)	Executive’s “Disability.”
(A)

Ultra may terminate Executive’s employment and officer positions upon a determination that Executive has suffered a Disability; provided, however, that if Ultra elects to terminate Executive’s employment because Executive has suffered a Disability, Ultra must provide written notice to Executive specifying that Ultra is terminating Executive’s employment as a result of a Disability and specifying the effective date thereof, which may be immediate.

(B)

Upon a termination of Executive’s employment due to Disability, Executive shall be entitled to receive, and Ultra shall pay to Executive, as promptly as possible, any Accrued Obligations as of the Termination Date and the Pro-Rata Cash Incentive.

(vii)	Executive’s Death.
(A)	Executive’s employment and officer positions shall terminate upon Executive’s death. In the event of Executive’s death, the Termination Date shall be deemed to be the date of Executive’s death.
(B)

Upon Executive’s death, Executive’s estate shall be entitled to receive, and Ultra shall pay to Executive’s estate, as promptly as possible, any Accrued Obligations as of the Termination Date and the Pro-Rata Cash Incentive.

(viii)	At the End of the Employment Period.
(A)	Subject to Section 5(a)(viii)(B) below, if the Employment Period ends pursuant to Section 2(d) hereof, then:
(1)	The applicable Termination Date shall be the last day of the Employment Period; and
(2)

Ultra shall provide the Severance Benefits to Executive and shall also pay Executive the sum of (x) any Accrued Obligations as of the Termination Date and (y) the applicable Severance Payment, but shall have no other obligation to pay Executive any other severance or benefits, and Executive shall be entitled to receive the Severance Benefits as well as payment of the Accrued Obligations and the applicable Severance Payment, but Executive shall have no right to any other payments, severance or benefits.

(B)

If Executive continues to work as an employee of Ultra after the end of the Employment Period, Executive shall thereafter be an “at-will” employee of Ultra and shall forfeit any right or entitlement to any Severance Benefits or Severance Payment.

(ix)	Timing of Payments and Benefits. The payments and benefits contemplated in this Section 5(a) shall be provided to Executive at the times and in the manner specified below:
(A)

The Accrued Obligations shall be paid pursuant to Ultra’s standard payroll and other practices and at the time and in the manner required by applicable law but in no event later than thirty days after the Termination Date; provided, however, the Accrued Obligations described in clause (C) of the definition of Accrued Obligations shall be paid or provided at the time and pursuant to the terms of the applicable plans or programs at the Termination Date.

(B)

The Pro-Rata Cash Incentive shall be paid as soon as is administratively feasible after the end of the performance period for the applicable Cash Incentive, but in no event later than March 15 of the calendar year following the calendar year to which such Cash Incentive relates.

(C)	The Severance Benefits shall be paid or provided at the time and pursuant to the terms of the applicable plans or programs at the Termination Date.
(D)

The Severance Payment shall be paid, provided, performed, or delivered, as applicable, at the time and in the manner required by applicable law but in no event later than thirty days after the Termination Date.

(b)	As used herein, the following terms have the following meanings:
(i)

“Accrued Obligations” means, collectively: (A) any accrued and unpaid Base Salary through Termination Date; (B) any unreimbursed Business Expenses incurred and paid by Executive up to and including the Termination Date; and (C) any other vested compensation or benefits payable to Executive based on the express terms of Ultra’s compensation or benefit plans or programs and Executive’s participation therein.

(ii)	“Cause” means the occurrence of one or more of the following:
(A)

Executive commits a material breach of this Agreement or otherwise willfully fails or refuses to perform Executive’s obligations under this Agreement, including the essential duties, responsibilities and functions of Executive’s positions, which failure or refusal to perform remains uncured and continuing for a period of not less than thirty days after Ultra provides written notice to Executive setting forth a reasonable description of the basis therefor; or

(B)	Executive engages in gross misconduct in the performance of Executive’s duties, responsibilities and/or functions; or
(C)	Executive is convicted of any felony or pleads guilty or “no contest” to any felony charge; or
(D)	Executive commits any act of fraud or embezzlement against Ultra or any of the Subsidiaries; or
(E)	Executive commits any other act or omission which is materially or demonstrably injurious to Ultra or any of the Subsidiaries.
(iii)	“Change in Control” means a “Change in Control” as that term is defined on the Effective Date hereof in Section 7.8 of the Stock Incentive Plan.
(iv)

“Disability” means Executive’s inability to perform the essential duties, responsibilities and functions of Executive’s positions as a result of a physical illness or impairment, a mental illness or impairment, or another physical, mental or legal incapacity, during a period of twelve consecutive weeks or a cumulative period of ninety days during any twelve-month period.

(v)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.
(vi)	“Good Reason” means the occurrence of one or more of the following:
(A)

Ultra commits a material breach of this Agreement and such breach continues, without cure, for a period of not less than thirty days after Executive provides written notice to Ultra objecting to such breach (such notice being required to be provided no more than ninety (90) days after the breach); or

(B)

Executive is assigned any positions, duties, responsibilities or functions that are materially inconsistent with Executive’s positions, duties, functions, responsibilities and status for Ultra on the Effective Date as set forth in Section 1 hereof, as the same may be augmented pursuant to this Agreement, and such new assignment continues for a period of not less than thirty days after Executive provides written notice to Ultra objecting thereto (such notice being required to be provided no more than ninety (90) days after such change);

(C)

Executive’s positions, titles or offices with Ultra as of the Effective Date, as the same may be augmented pursuant to this Agreement, are materially and adversely changed, and such change continues for a period of not less than thirty days after Executive provides written notice to Ultra objecting thereto (such notice being required to be provided no more than ninety (90) days after such change); or

(D)

Ultra fails to continue to provide Executive with the following compensation, to which Executive is entitled hereunder on the Effective Date, as the same may be augmented pursuant to this Agreement: Base Salary, Target AIP Amount, and Target LTIP Amount, and such failure continues for a period of not less than thirty days after Executive provides written notice to Ultra objecting to such failure (such notice being required to be provided no more than ninety (90) days after such change); or

(E)

Ultra demands that Executive relocate to any city or community more than 100 miles from the location where Executive works on the Effective Date, except for required travel on Ultra business to an extent reasonably consistent with Executive’s essential duties, responsibilities and functions under this Agreement, and such demand continues for a period of not less than thirty days after Executive provides written notice to Ultra objecting thereto (such notice being required to be provided no more than ninety (90) days after such demand).

(vii)

“Pro-Rata Cash Incentive” means an amount equal to the product of: (x) the Cash Incentive which Executive would have earned pursuant to Section 4(b) hereof for the calendar year during which the Termination Date occurred, as determined based on Executive’s Target AIP Amount and Ultra’s performance relative to the performance targets in goals specified in the applicable AIP; and (y) a fraction, the numerator of which is the number of days between January 1 of the applicable calendar year and the Termination Date, and the denominator of which is 365.

(viii)

”Severance Benefits” means the benefits described in Section 4(d)(i) hereof, which Ultra shall make available to Executive, at Ultra’s cost and expense, for a period beginning on the Termination Date and continuing for at least 18 months or, if earlier occurring, such time as Executive obtains other employment that provides Executive with benefits at least as favorable to Executive as the benefits described in Section 4(d)(i) hereof; provided, however, that at Executive’s request following a Change in Control, Ultra shall pay Executive a cash amount equal to Ultra’s cost and expense of providing such benefits at such time.

(ix)	“Severance Payment” means:
(A)	In connection with a termination by Ultra without Cause or a resignation by Executive with Good Reason:
(1)

An amount, payable in U.S. dollars, equal to the sum of: (x) one hundred percent (100%) of Executive’s Base Salary accrued and paid during the 18 months immediately preceding the applicable Termination Date; and (y) fifty percent (50%) of the aggregate incentive compensation paid to Executive in U.S. dollars, including any Cash Incentives, with respect to the two calendar years preceding the applicable Termination Date; and

(2)

The immediate vesting and payment in full of the following, but only to the extent held by Executive on the applicable Termination Date: all unvested performance-based Equity Incentives granted or made pursuant to any LTIP but only to the extent such Equity Incentives would be payable based on Ultra’s performance at such time as determined in good faith by Ultra’s CEO; all unvested time-based Equity Incentives granted or made pursuant to any LTIP; and all unvested awards granted pursuant to the Emergence Agreement.

(B)

In connection with a termination of Executive’s employment by Ultra in anticipation of a Change in Control: (i) an amount, payable in U.S. dollars, equal to 2.5 times the sum of: (x) one hundred percent (100%) of Executive’s Base Salary accrued and paid during the twelve months immediately preceding the applicable Termination Date; and (y) fifty percent (50%) of the aggregate incentive compensation paid to Executive in U.S. dollars, including any Cash Incentives, with respect to the two calendar years preceding the applicable Termination Date; and (ii) the vesting and payment of Equity Incentives to the extent, and solely to the extent, such Equity Incentives would have vested or been payable as a result of the occurrence of such Change in Control under the Stock Incentive Plan.

(C)

In connection with a termination of Executive’s employment by Ultra upon or following a Change in Control: an amount, payable in U.S. dollars, equal to 2.5 times the sum of: (x) one hundred percent (100%) of Executive's Base Salary accrued and paid during the twelve months immediately preceding the applicable Termination Date; and (y) fifty percent (50%) of the aggregate incentive compensation paid to Executive in U.S. dollars, including any Cash Incentives, with respect to the two calendar years preceding the applicable Termination Date.

(D)	In connection with a termination of Executive’s employment due to the Employment Period ending as provided in Section 2(d):
(1)

An amount, payable in U.S. dollars, equal to the sum of: (x) one hundred percent (100%) of Executive’s Base Salary accrued and paid during the 18 months immediately preceding the applicable Termination Date; and (y) fifty percent (50%) of the aggregate incentive compensation paid to Executive in U.S. dollars, including any Cash Incentives, with respect to the two calendar years preceding the applicable Termination Date; and

(2)

The immediate vesting and payment in full of the following, but only to the extent held by Executive on the applicable Termination Date: all unvested performance-based Equity Incentives granted or made pursuant to any LTIP, but only to the extent such Equity Incentives would be payable based on Ultra’s performance at such time as determined in good faith by Ultra’s CEO; all unvested awards granted pursuant to the Emergence Agreement, but only to the extent such unvested awards would have vested if the Enterprise Value (as defined in the Emergence Agreement) were equal to the Settlement Plan Value (as defined in Ultra’s plan of reorganization); and all unvested time-based Equity Incentives granted pursuant to an LTIP.

(x)	“Stock Incentive Plan” means the Ultra Petroleum Corp. 2017 Stock Incentive Plan dated and effective as of April 12, 2017.
(xi)

“Termination Date” means the effective date of a termination or resignation, as applicable, as specified or provided for under Section 5(a) above; provided, however, if no date of termination can be determined based on the provisions of Section 5(a), then the date of termination shall be the date that Executive receives notice of termination from Ultra or the date that Executive provides notice of resignation to Ultra, as applicable.

(c)	Resignations. Upon any termination of Executive’s employment hereunder (other than a termination resulting from Executive’s death):
(i)

Executive agrees to resign from all officer and other positions Executive may then hold with Ultra and each of the Subsidiaries and any other affiliates of Ultra or any Subsidiary existing at such time; and

(ii)	Executive agrees to execute and deliver any reasonable documentation requested by Ultra or any Subsidiary reflecting such resignations.
(iii)

Notwithstanding the foregoing and for the avoidance of doubt, any termination of Executive’s employment shall constitute and be deemed to signify an automatic resignation of Executive, as of the Termination Date, from all positions he then holds as an employee, officer, manager or other service provider to Ultra and each Subsidiary.

(d)

Exclusive Compensation and Benefits; Time Periods. The compensation and benefits described in this Section 5, along with the associated terms for payment, constitute all of Ultra’s obligations to Executive and all of Executive rights with respect to Ultra in connection with any termination of Executive’s employment; provided, however, that nothing herein, is intended to limit any rights Executive may have to continue or convert insurance coverage under certain employee benefit plans in accordance with the terms of those plans and applicable law and further provided that nothing herein is intended to limit any rights Executive has pursuant to the Stock Incentive Plan. Time periods applicable to the determination of a Severance Payment amount shall include periods prior to the Effective Date, as applicable.

(e)

Conditions, Release of Claims. Notwithstanding anything herein to the contrary, Executive shall not be entitled to receive any applicable Severance Benefits or Severance Payment unless Executive has first executed and delivered to Ultra a general release of claims in Ultra’s customary form, and such release have not been revoked during the time provided for therein.

6.

Tax Matters. The provisions of Schedule 2 attached hereto setting out the parties intent with respect to certain tax matters and addressing the applicability of certain provisions of the Internal Revenue Code of 1986 and the regulations and guidance promulgated thereunder apply to the matters addressed herein as though set forth in full herein and are deemed incorporated into this Agreement for all purposes.

7.	Confidential Information.
(a)

Executive agrees to maintain all Confidential Information in confidence in a fiduciary capacity for the exclusive benefit of Ultra and the Subsidiaries and further agrees not to disclose, directly or indirectly, any of the Confidential Information except as and to the extent required for the performance of Executive’s duties, responsibilities or functions under this Agreement.

(b)

Executive acknowledges that money damages would not be a sufficient remedy for any breach of this Section 7 by Executive, and Executive agrees that Ultra or any affected Subsidiary may enforce the provisions of this Section 7 by obtaining an order for specific performance and/or injunctive relief as remedies for any such breach or threatened breach. Such remedies are not the exclusive remedies for a breach of this Section 7, but shall be in addition to all remedies available at law or in equity to Ultra.

(c)

As used herein, “Confidential Information” means all information and material which is confidential or proprietary to Ultra or any of the Subsidiaries, including any non-public operational, financial or other business information and any trade secrets, whether or not any such information is reduced to writing or other tangible form, whether or not any such information is marked as “confidential” or “proprietary,” and whether or not any such information is prepared by or for Ultra or any of the Subsidiaries.

(d)

At the termination of Executive’s employment hereunder, Executive shall deliver to Ultra all Confidential Information then in Executive’s possession or control and shall not retain or use any copies or summaries thereof.

(e)

Notwithstanding anything to the contrary in this Agreement, Ultra may transfer or assign the benefits of this provision to a party that acquires all or substantially all of Ultra’s assets or all or substantially all of the oil and gas assets owned by the Subsidiaries, taken as a whole.

8.	Inventions.
(a)

Executive shall hold any Inventions (as defined below) in trust for the benefit of Ultra, Executive shall disclose any Inventions promptly and fully to Ultra in writing, and Executive hereby assigns any Inventions, and binds his heirs, executors, and administrators to assign any Inventions, to Ultra or its designee.

(b)

Any and all Inventions shall be and are Ultra’s sole and exclusive property, whether patentable, copyrightable, or neither, and Executive shall assist and fully cooperate in every way, at Ultra’s expense, in securing, maintaining, and enforcing, for the benefit of Ultra or its designee, patents, copyrights or other types of proprietary or intellectual property protection for such Developments in any and all countries. Further, all works of authorship created by Executive, solely or jointly with others, shall be considered works made for hire under the Copyright Act of 1976, as amended, and shall be owned entirely by Ultra.

(c)

As used herein, “Inventions” means any and all inventions, discoveries, ideas, concepts, improvements, works of authorship (including copyrightable works), and other developments that are conceived, made, discovered or developed by Executive, solely or jointly with others, during the term of his employment by Ultra, whether during or outside of usual working hours and whether on Ultra’s premises or not, to the extent any of the foregoing relate in any manner to the past, present or anticipated business of Ultra or any of the Subsidiaries.

9.

Cooperation and Assistance. During a three-year period following a Termination Date, at Ultra’s request Executive will reasonably cooperate in connection with any litigation or other fact-finding or adjudicative proceedings involving Ultra or any Subsidiary, provided Executive is not required to travel beyond the city or town where Executive then lives or to provide assistance that unreasonably interferes with Executive’s employment or other activities or endeavors and Executive is not required to provide over 50 hours assistance during any 12-month period. Ultra will pay Executive a reasonable hourly rate for Executive’s assistance, reimburse Executive for all reasonable out-of-pocket expenses incurred by Executive in connection with rendering such assistance, and provide Executive counsel reasonably suitable to Executive to represent Executive in connection with providing such assistance if Executive reasonably requests.

10.

Protected Disclosures and Actions. This Agreement is not intended to, nor does it, interfere with, limit or restrain Executive’s right to report unlawful actions to the Securities and Exchange Commission or any other law enforcement or administrative agency, or to participate in any such agency’s investigation, or to engage in any whistleblower activity or program or other activity protected by or required by law, and Executive is not required to notify Ultra of any such protected disclosures or actions.

11.

Non-Solicitation. Executive expressly covenants and agrees that, without the prior written consent of Ultra, during a one-year period beginning on the Termination Date (as determined pursuant to the terms hereof) and ending on the first anniversary of such Termination Date, Executive will not directly or indirectly: (i) solicit the employment or engagement as a consultant of any person who is or was an employee of or a consultant to Ultra or any Subsidiary at any time during the last twelve months of Executive’s employment with Ultra; or (ii) hire or engage any such person.

12.

Non-Disparagement. Executive agrees not to make or publish any Disparaging Remarks (as defined below) to any other person about: (i) Ultra or any Subsidiary; (ii) any business conducted by Ultra or any Subsidiary; or (iii) any past or present member of Ultra’s management or board of directors in their capacity as such. As used herein, the term “Disparaging Remarks” means any statement, whether written or oral, that has the intention or tendency to degrade, diminish, or harm the reputation or standing of an individual or entity in the estimation of a community, including by deterring or having a tendency to deter others from associating, employing, or otherwise dealing with them.

13.	General Provisions.
(a)	Amendments and Waiver; Prior Agreements.
(i)

The terms and provisions of this Agreement may not be modified or amended, nor may any of the provisions hereof be waived, temporarily or permanently, unless such modification or amendment is agreed to in writing and signed by Executive, on the one hand, and by a duly authorized person on behalf of Ultra, on the other hand.

(ii)

Any failure of any party hereto to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms, and, further, a waiver by a party on one occasion shall not be deemed to be a waiver of the same or any other type of breach on a future occasion.

(iii)

Except to the extent set forth in the plan or program documents related to the employee benefits plans or programs of Ultra or any of the Subsidiaries, this Agreement supersedes and replaces any other employment agreement between Ultra and Executive. Any such other employment agreement shall no longer be in force and effect.

(b)	Binding Agreement; Permitted Successors and Assigns.
(i)

This Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors, permitted assigns, heirs and personal representatives and estates, as the case may be, and this Agreement shall not confer any rights or remedies upon any other person or legal entity.

(ii)

Neither this Agreement nor any right or obligation hereunder of any party may be assigned or delegated without the prior written consent of the other party; provided, Executive may direct distribution of any benefits or compensation that, upon Executive’s death, accrue hereunder.

(iii)

Executive shall not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any payments or other benefits provided under this Agreement; and no benefits payable under this Agreement shall be assignable in anticipation of payment either by voluntary or involuntary acts, or by operation of law, except by will or pursuant to the laws of descent and distribution.

(c)

Survival. The termination of Executive’s employment shall not impair the rights or obligations of any party that have accrued prior to such termination or which by their nature or terms survive termination of the Term, including without limitation the parties’ respective obligations under Sections 5 through 8 hereof.

(d)

Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(e)	Governing Law; Jurisdiction; Venue; Jury-Trial Waiver.
(i)

This Agreement is governed by and shall be construed and enforced in accordance with Texas law, excluding its choice-of-law principles, except where federal law may preempt the application of state law.

(ii)

The parties hereto (A) submit and consent to the exclusive jurisdiction, including removal jurisdiction, of the state and federal courts located in Harris County, Texas for any action or proceeding relating to this Agreement or Executive’s employment; (B) waive any objection to such venue; (C) agree that any judgment in any such action or proceeding may be enforced in other jurisdictions; and (D) irrevocably waive the right to trial by jury and agree not to ask for a jury in any such proceeding.

(f)

No Obligation to Pay. With regard to any payment due to Executive under this Agreement, it shall not be a breach of any provision of this Agreement for Ultra to fail to make such payment to Executive if, by doing so, Ultra would violate any applicable law.

(a)

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Employment Agreement intending it to be made effective as of the Effective Date.

ULTRA:

ULTRA PETROLEUM CORP.,
a Yukon corporation

By:     /s/ Michael D. Watford
Name: Michael D. Watford
Title: Chairman, President and CEO

EXECUTIVE:

    /s/ Garland R. Shaw
Garland R. Shaw

NOTICE PROVISION:

For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given (i) when received, if delivered personally or by courier, (ii) on the date receipt is acknowledged, if delivered by certified mail, postage prepaid, return receipt requested, or (iii) one day after transmission, if sent by facsimile transmission with confirmation of transmission, as follows:

If to Executive, at:	At the most recent address in Ultra’s records.
If to Ultra, at:	Ultra Petroleum Corp. 400 N. Sam Houston Parkway E., Suite 1200 Houston, TX 77060 Attention: General Counsel

SIGNATURE PAGE TO EMPLOYMENT AGREEMENT – PAGE 1 OF 1

SCHEDULE 1

EXECUTIVE’S INFORMATION

Positions with Ultra Petroleum Corp:	Senior Vice President and Chief Financial Officer
Positions with applicable Subsidiaries:	Senior Vice President and Chief Financial Officer
Supervisor:	Michael D. Watford – Chairman, President and CEO
Base Salary on the Effective Date:	$375,000
Target AIP Amount on the Effective Date:	90%
Target LTIP Amount on the Effective Date:	290%
Vacation Entitlement	5 weeks

SCHEDULE 1 – PAGE 1 OF 1

SCHEDULE 2

TAX MATTERS

I.	General Provisions.
(A)

All compensation paid or awarded to Executive hereunder shall be subject to applicable withholding, payroll and other taxes. Accordingly, with respect to any payment to be made to Executive, Ultra shall deduct, where applicable, any amounts authorized by Executive, and shall withhold and report all amounts required to be withheld and reported by applicable law.

(B)	Capitalized terms used in this Schedule 2 but not defined herein have the meanings set forth in the Employment Agreement to which this Schedule 2 is attached and into which it is incorporated.
(C)	The term “Code,” as used herein, means the Title 26 of the United States Code, commonly referred to as the Internal Revenue Code of 1986, as amended.
II.	Regarding Excise Taxes.
(A)

If Executive is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which Executive has the right to receive from the Company or any Subsidiary, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then notwithstanding anything herein to the contrary, the payments and benefits provided for in this Agreement shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by Executive from the Company and its affiliates will be one dollar ($1.00) less than three times Executive’s “base amount” (as  defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Executive shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes).

(B)

The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order.

(C)

The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company in good faith. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company (or its affiliates) used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times Executive’s base amount, then Executive shall immediately repay such excess to the Company upon notification that an overpayment has been made.

SCHEDULE 2 – PAGE 1 OF 4

(D)

Nothing in this Agreement, including the foregoing paragraphs (A) through (C), shall require the Company to be responsible for, or have any liability or obligation with respect to, Executive’s excise tax liabilities under Section 4999 of the Code, if any.

REGARDING CODE SECTION 409A

III.

Statement of Intent. The provisions of this Schedule 2 shall apply solely to the extent that a payment under this Agreement is subject to Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively, “Section 409A”). The intent of the parties to this Agreement is that the payments and benefits under this Agreement comply with or be exempt from Section 409A including, but not limited to, the exemptions from the application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5), and 1.409A-(b)(9) and this Agreement will be construed to the greatest extent possible as consistent with those provisions. The commencement of payment or provision of any payment or benefit under this Agreement shall be deferred to the minimum extent necessary to prevent the imposition of any excise taxes on Ultra or Executive.

IV.

Notification; Reformation. If Executive receives advice, from an attorney with demonstrable tax expertise, that any provision of this Agreement would cause Executive to incur any additional tax or interest under Section 409A (with specificity as to the reason therefor), and notifies Ultra thereof, or if Ultra independently makes such determination, then Ultra may, to the extent possible and after consulting with Executive, reform such provision to try to comply with Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A. To the extent that any provision hereof is modified in order to comply with or be exempt from Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and Ultra of the applicable provision without violating the provisions of Section 409A.

V.

Annual Cash Incentive Payments. Any Cash Incentive that Executive is awarded or becomes entitled to receive pursuant to Section 4(b) of the Agreement will be paid during the calendar year immediately following the calendar year to which such Cash Incentive relates and will be paid to Executive as soon as administratively feasible following preparation of Ultra’s unaudited financial statements for the applicable calendar year.

VI.	Separation from Service.
(A)

If any payment, compensation or other benefit provided to Executive under this Agreement in connection with a “separation from service” (within the meaning of Section 409A(a)(2)(A)(i)) is determined, in whole or in part, to constitute “nonqualified deferred compensation” (within the meaning of Section 409A) and Executive is a “specified employee” (as defined in Section 409A(2)(B)(i)) at the time of the separation from service, then notwithstanding anything in the Agreement to the contrary, no part of any such payments shall be paid to Executive before the earlier of (i) the day that is six (6) months plus one (1) day after the date of the separation from service (the “New Payment Date”), (ii) the date of Executive’s death, or (iii) any date that otherwise complies with Section 409A.

(B)

The aggregate of any payments and benefits that otherwise would have been paid and/or provided to Executive during the period between the date of the separation from service and the New Payment Date shall be paid to Executive in a lump sum on the date Ultra’s first regular payroll is made following the New Payment Date, and no interest will be

SCHEDULE 2 – PAGE 2 OF 4

paid by Ultra with respect to any such payments and benefits. Thereafter, any payments and/or benefits that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.

(C)

For purposes of Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be deemed to be and shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., payment shall be made within thirty (30) days), the actual date of payment within such period shall be within the sole discretion of Ultra.

(D)

Notwithstanding anything to the contrary herein, to the extent that the foregoing delay applies to the provision of any ongoing welfare benefits, Executive shall pay the full cost of premiums for such welfare benefits due and payable prior to the New Payment Date, and Ultra shall pay Executive an amount equal to the amount of such premiums which otherwise would have been paid by Ultra during such period on the date Ultra’s first regular payroll is made following the New Payment Date.

(E)

A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” (within the meaning of Section 409A), and for purposes of any such provision of this Agreement, references in the Agreement to a “resignation,” “termination,” “resign,” “terminate,” “resignation of employment,” “termination of employment” or other like terms shall mean “separation from service” (within the meaning of Section 409A).

(F)

If in connection with a termination or resignation of Executive’s employment under the Agreement, Executive is required to execute a release to receive any payments from Ultra that constitute “nonqualified deferred compensation” (within the meaning of Section 409A), then payments of such amounts shall not be made or commence until the sixtieth (60th) day following such termination or resignation. Any payments suspended during such 60 day period shall be paid on the date Ultra’s first regular payroll is made after the end of such period.

VII.	Expenses and Reimbursements.
(A)	This Section VII shall apply to payments of any amounts under this Agreement that are treated as “reimbursement payments” under Section 409A.
(B)

All expenses or other reimbursements as provided herein shall be payable in accordance with Ultra’s policies in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive to the extent any such payments are subject to Section 409A. Ultra shall have no obligation to reimburse Executive for any expenses submitted after the last day of the taxable year following the taxable year in which such expenses were incurred by Executive.

(C)

With regard to any provision of the Agreement that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A: (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for

SCHEDULE 2 – PAGE 3 OF 4

another benefit; and (ii) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year (other than an arrangement providing for the reimbursement of medical expenses referred to in Section 105(b) of the Code).

VIII.	No Representations or Warranties.
(A)	Nothing contained in this Agreement shall constitute any representation or warranty by Ultra or Executive regarding compliance with Section 409A.
(B)

Ultra has no obligation to take any action to prevent the assessment of any excise tax under Section 409A on any person, and neither Ultra nor any of the Subsidiaries nor any employee or other representative of Ultra or any of the Subsidiaries shall have any liability to Executive with respect to any such assessment.

SCHEDULE 2 – PAGE 4 OF 4